                  As filed Pursuant to Rule 424(b)(1) Reg. No. 333-59561
--------------------------------------------------------------------------------


PROSPECTUS

                                    350,000 SHARES


                                MICRO WAREHOUSE, INC.


                                     COMMON STOCK

     Micro Warehouse, Inc. (the "Company") will issue up to 350,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") (the "Settlement Shares") in connection with the settlement of lawsuits (the "Litigation") instituted against the Company, KPMG Peat Marwick LLP and certain individual defendants by certain purchasers of the Company's Common Stock (the "Plaintiffs"). The exact number of shares of Common Stock to be issued to the Plaintiffs will be determined by dividing $6.0 million by the per share price of the Common Stock as reported by The Nasdaq Stock Market ("Nasdaq") for the final transaction on the trading date that the Registration Statement of which this Prospectus forms a part becomes effective, less $0.375 per share, see "Plan of Distribution." The Settlement Shares will be distributed upon settlement of the Litigation to Kenneth A. Eldred, as Attorney-In-Fact, for the benefit of the Plaintiffs (the "Attorney-In-Fact"). The Company will distribute the Settlement Shares to the Attorney-in-Fact on the day of effectiveness of the Registration Statement of which this Prospectus forms a part. For a more detailed description of the Litigation and of the distribution of the Settlement Shares see "Plan of Distribution."

     On July 15, 1998, the closing bid price of the Company's Common Stock was $20 5/16 per share. The Company's Common Stock is traded on Nasdaq under the symbol "MWHS."


                               ------------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING THE
                           COMMON STOCK OFFERED HEREBY,
                           SEE "RISK FACTORS" ON PAGE 5.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                     OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.




                              -----------------------







                 The date of this Prospectus is July 30, 1998.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. Documents filed by the Company can also be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of any and all parts thereof may be obtained from such office after payment of the fees prescribed by the Commission.


                             ANNUAL AND QUARTERLY REPORTS

     This Prospectus is accompanied by a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, both as filed with the Commission.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the Company's Annual Report on Form 10-K for the year ended December 31, 1997; and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Micro Warehouse, Inc., 535 Connecticut Avenue, Norwalk, Connecticut 06854, Attention: Melinda LeVino, Director of Corporate Communications (telephone: (203) 899-4672).

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

     With the exception of the historical information contained in this Prospectus, the matters described herein contain forward-looking statements that involve risks and uncertainties including but not limited to economic, competitive, governmental, technological and litigation factors outside of the control of the Company. These factors more specifically include: uncertainties attributable to Internet commerce generally; uncertainties surrounding the demand for and supply of products manufactured by and compatible with those of Apple Computer, Inc. products; competition from other catalog, retail store, on-line and other resellers of computer products; issues surrounding the Company's European businesses; uncertainties surrounding the implementation of programs and activities described in the Company's December 1997 announced restructuring; and the ultimate outcome of the SEC formal investigation brought in connection with the Company's reported accounting errors. These and other factors are described in (i) this Prospectus under "Risk Factors", (ii) the Company's Annual Report on Form 10-K for the year ended December 31, 1997 in the sections of Management's Discussion and Analysis of Financial Condition and Results of Operations captioned "Liquidity and Capital Resources," "Impact of Inflation and Seasonality", and "Outlook" and (iii) the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 1998 in the sections of Management's Discussion and Analysis of Financial Condition and Results of Operations captioned "Liquidity and Capital Resources" and "Outlook". Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intend," "estimate," and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

                                     THE COMPANY

     Micro Warehouse, Inc. (the "Company") is a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. The Company markets its products through frequent mailings of its distinctive, colorful catalogs, Internet catalog and auction web sites and telemarketing account managers who focus on corporate, education and government accounts. The Company offers brand name hardware and software from leading vendors such as Adobe, Apple, 3Com, Compaq, Hewlett Packard, IBM, Iomega, Microsoft, Motorola, and Toshiba.

     Through its four core catalogs, MicroWarehouse, MacWarehouse, Data Comm Warehouse and Inmac, various specialty catalogs and its Internet sites, the Company offers a broad assortment of more than 30,000 computer products at competitive prices. With colorful illustrations, concise product descriptions and relevant technical information, each catalog title focuses on a specific segment of the computer market. The catalogs are recognized as a leading source for computer hardware, software and other products. During the year ended December 31, 1997 the Company distributed approximately 124 million catalogs worldwide and as of December 31, 1997 the Company had approximately 2.2 million customers who had purchased products within the last 12 months.

      International operations represented 30% of the Company's sales in 1997. In 1991 the Company established full-service, direct marketing operations in the United Kingdom. In late 1992 the Company began operations in France and Germany and in 1993 and 1994 acquired companies or initiated operations in Sweden, Denmark, Norway, the Netherlands, Belgium, Finland and France. In this same time frame, the Company also expanded into the non-European markets of Japan, Canada and Mexico. In 1995 the Company acquired businesses in the United Kingdom, Germany, Australia and Switzerland. In 1996 the Company acquired Santa Clara, California-based Inmac Corp. ("Inmac"). Inmac was a leading international direct-response marketer of a wide range of personal computer and networking products with operations in the United States, Canada, France, Germany, the Netherlands, Sweden and the United Kingdom. In 1996 the Company discontinued its Macintosh-only operations in Belgium and Switzerland. The Company currently publishes catalogs in seven countries outside the United States and distributed approximately 25 million catalogs internationally in the year ended December 31, 1997. See note 12 to notes to consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 for information regarding the Company's operations in different geographic areas.

     In November 1996 the Company completed the acquisition of the business of USA Flex, a Bloomingdale, Illinois direct marketer of IBM PC-compatible ("Wintel") personal computer products. USA Flex had been successful in acquiring customers and building its business from advertisements placed in domestic computer publications, particularly Computer Shopper. In July 1997 the Company acquired Online Interactive Inc. ("OLI"), a Seattle, Washington-based electronic software reselling business. OLI offered customers the ability to purchase and download software via the Internet.

     In December 1997 the Company announced a major restructuring of its operations. The restructuring objectives were to simplify the Company's business worldwide, reduce the Company's cost structure, eliminate certain unprofitable businesses and concentrate efforts on the productivity of the sales force and the continued growth of the Wintel business. In connection with this restructuring the Company discontinued its Macintosh-dependent operations in Australia and Japan and completed the sale of three small Macintosh-dependent operations in Denmark, Norway and Finland. In the United States the Company consolidated its under-performing businesses, USA Flex and OLI, into the Company's existing New Jersey and Connecticut facilities. In addition, the Company reorganized its domestic sales force. These measures involved eliminating approximately 600 positions or 14% of the workforce.

     The Company maintains a full-service distribution center in Wilmington, Ohio, totaling approximately 331,600 square feet and telemarketing centers in Lakewood and Gibbsboro, New Jersey, and South Norwalk, Connecticut. The Company operates 24 hours a day, seven days a week in the United States. The Company also operates telemarketing and distribution facilities in the United Kingdom, France, Germany, Sweden, the Netherlands, Canada and Mexico. The Company's international operations generally use the same distribution and order processing computer systems and are able to exchange data with United States operations.

     The Company began operations in 1987 as a Connecticut corporation and was reincorporated in Delaware on October 2, 1992. The Company's principal executive offices are located at 535 Connecticut Avenue, Norwalk, Connecticut 06884, and its telephone number at such address is (203) 899-4000.

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS DISCUSSED BELOW IN EVALUATING THE COMPANY AND ITS BUSINESS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. SEE "INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS."

CHANGES IN THE APPLE MICROCOMPUTER MARKET

     The Company depends in large part on sales of hardware and software products for users of Apple Macintosh computers. These products represented approximately 35% of the Company's net sales for the quarter ended March 31, 1998. Published reports indicate that the level of demand for Apple Macintosh products continues to be uncertain. By the end of 1997 the Apple "clone" market had essentially disappeared. Apple also announced more restrictive price protection and other terms for 1998 and has reduced the level of advertising allowances and incentives available to resellers. Apple has also significantly restricted the number of authorized resellers of its products and has commenced direct competition with the Company and other resellers on the Internet. In addition to the continuing impact of these matters, other ongoing uncertainties concerning Apple may adversely affect the Company's worldwide Macintosh-related sales and the Company's business, financial condition and results of operations.

REDUCTION IN INCENTIVE PROGRAMS; SHIFTING OF INVENTORY RISK

     The Company acquires products for resale both directly from manufacturers and indirectly through distributors and other sources. Many of these manufacturers and distributors have historically provided the Company with incentives in the form of supplier reimbursements, price protection payments, rebates and other similar arrangements. The increasingly competitive environment between and amongst computer hardware manufacturers has already resulted in reduction and/or elimination of some of these incentive programs. Additionally, the return rights historically offered by manufacturers have become more limited. Manufacturers are also taking steps to reduce their inventory exposure by supporting "build to order" programs in which distributors and resellers are being authorized to directly manufacture computer hardware. This trend is part of an overall effort by manufacturers to reduce their costs and shift the burden of inventory risk to resellers like the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

FOREIGN OPERATIONS

     In addition to its activities in the United States, 30% of the Company's 1997 sales were generated internationally. Foreign operations are subject to general risks attendant to the conduct of business in each foreign country, including economic uncertainties and each foreign government's regulations. In addition, the Company's international business may be affected by changes in demand or pricing resulting from fluctuations in currency exchange rates or other factors.

PRIVACY CONCERNS WITH RESPECT TO LIST DEVELOPMENT AND MAINTENANCE

     The Company mails catalogs and sends electronic messages to names in its proprietary customer database and to potential customers whose names are obtained from rented or exchanged mailing lists. There has been increasing world-wide public concern regarding right to privacy issues involved with the rental and use of customer mailing lists and other customer information. Any domestic or foreign legislation enacted limiting or prohibiting these practices could have a material adverse effect on the Company's business, financial condition and results of operations.

MANAGEMENT INFORMATION SYSTEMS

     The Company's success is dependent on the accuracy and proper utilization of its management information systems, including its telephone system. The Company's ability to manage its inventory and accounts receivable collections; to purchase, sell and ship its products efficiently and on a timely basis; and to maintain its operations is dependent upon the quality and effective utilization of the information generated by its management information systems. The Company recognizes the need to continually upgrade its management information systems to most effectively manage its operations and customer data base. In that regard, the Company anticipates that it will, from time to time, require software and hardware upgrades for its present management information systems.

INCREASES IN POSTAGE, SHIPPING AND PAPER COSTS

     Increases in postal or shipping rates and paper costs could have a significant impact on the cost of production and mailing of the Company's catalogs and the shipment of customer orders. Postage prices and shipping rates increase periodically, and the Company has no control over increases that may occur in the future. The United States Postal Service has recently approved an increase in postal rates which could go into effect in 1998. Paper prices historically have been cyclical and significant increases have been experienced by the Company in the past. Significant increases in postal or shipping rates and paper costs could have a material adverse effect on the Company's business, financial condition and result of operations, particularly to the extent the Company is unable to pass on such increases directly to its customers or offset such increases by reducing other costs. In addition, strikes or other service interruptions by the postal service or third party couriers, such as Airborne Express, could adversely affect the Company's ability to deliver products on a timely basis.

QUARTERLY FLUCTUATIONS AND SEASONALITY

     The Company's sales and results of operations have fluctuated and are expected to continue to fluctuate on a quarterly basis as a result of a number of factors, including: the condition of the microcomputer industry in general; shifts in demand for hardware and software products; industry shipments of new products or upgrades; the timing of new merchandise and catalog offerings; fluctuations in response rates; fluctuations in postage, paper, shipping and printing costs and in merchandise returns; adverse weather conditions that affect response, distribution or shipping; shifts in the timing of holidays; and changes in the Company's product offerings. The Company's operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely effected.

     In addition, customer response rates are subject to variations. The first and last quarters of the year generally have higher response rates while the two middle quarters typically have lower response rates. The slower quarters are impacted by the summer months, particularly in Europe.

STOCK VOLATILITY

     The technology sector of the United States stock markets has experienced substantial volatility in recent periods. Numerous conditions which impact the technology sector or the stock market in general or the Company in particular, whether or not such events relate to or reflect upon the Company's operating performance, could adversely affect the market price of the Company's Common Stock. Furthermore, fluctuations in the Company's operating results, announcements regarding litigation, the loss of a significant vendor, increased competition, reduced vendor incentives and trade credit, higher postage and operating expenses, and other developments, could have a significant impact on the market price of the Company's Common Stock.

COMPETITION

     The direct marketing industry and the computer products retail business, in particular, are highly competitive. The Company competes with consumer electronic and computer retail stores, including superstores, and other direct marketers of hardware and software and computer related products. Certain hardware and software vendors are selling their products directly through their own catalogs and over the Internet. Certain competitors of the Company have financial, marketing and other resources greater than those of the Company. There can be no assurance that the Company can continue to compete effectively against existing competitors or new competitors that may enter the market. In addition, price is an important competitive factor in the personal computer hardware and software market and there can be no assurance that the Company will not be subject to increased price competition. An increase in the amount of competition faced by the Company or its failure to compete effectively against its competitors could have a material adverse effect on the Company's business, financial condition and results of operations.

ACQUISITIONS STRATEGY

     The Company plans to continue to pursue acquisitions of complementary businesses. However, there can be no assurance that suitable acquisitions will be available to the Company on acceptable terms, that financing for future acquisitions will be available on acceptable terms, that future acquisitions will be advantageous to the Company or that anticipated benefits of such acquisitions will be realized. The pursuit, timing and integration of possible future acquisitions may cause substantial fluctuations in operating results.

STATE SALES TAX COLLECTION

     The Company presently collects state sales tax, or other similar tax, only on sales of products to residents of the states of New Jersey, Connecticut, Ohio, Illinois, Washington and Virginia. Various states have tried to impose on direct marketers the burden of collecting state sales taxes on the sale of products shipped to state residents. The United States Supreme Court has affirmed its position that it is unlawful for a state to impose state sales tax collection obligations on an out-of-state mail order company whose only contacts with the state are the distribution of catalogs and other advertising materials through the mail and subsequent delivery of purchased goods by parcel post and interstate common carriers. However, it is possible that legislation may be passed to overturn such decision or the Supreme Court may change its position. Additionally, it is currently uncertain as to whether electronic commerce, which will likely include the Company's Internet and auction web site's sales activities, will be subject to state sales tax. The imposition of new state sales tax collection obligations on the Company in states to which it ships products would result in additional administrative expenses to the Company and could result in price increases to the customer, which could adversely affect the Company's business, financial condition and results of operations.

LITIGATION

       The Company will pay $19.0 million in settlement of the Litigation. On an after tax basis and taking into account a contribution from a non-affiliated source, the Company expects to record a charge of approximately $15.8 million in the second quarter of 1998 in connection with the settlement. For a more detailed description of the Litigation, see"Plan of Distribution."

     In addition to the charge for the settlement of the Litigation, a pre-tax charge of $20.7 million was recorded in the third quarter of 1997 for the then proposed settlements of the consolidated class action and derivative lawsuit that arose out of the facts underlying the Company's announcements in September and October, 1996 that it intended to restate certain prior financial statements covering years 1992 through 1995. The charge of $20.7 million was comprised of $31.6 million for settlements of the consolidated class action and derivative lawsuit including estimated legal fees, offset by insurance proceeds of $10.9 million. The settlements received final approval by the United States District Court on June 2 and 3, 1998 and the relevant periods for appeal have expired.

     In addition, the staff of the Securities and Exchange Commission ("SEC") is conducting a formal investigation into the events underlying the restatement of prior years financial statements.

YEAR 2000

     The Company uses software and related technologies throughout its business that will be affected by the Year 2000 problem common to most businesses concerning the inability of information systems, primarily computer software programs, to properly recognize and process date sensitive information as the year 2000 approaches. The Company is evaluating its software operating systems to improve its operations and achieve Year 2000 compliance. As a result, the Company will modify certain of its software operating systems and is in the process of replacing its financial software systems. The Company is presently finalizing its estimates with respect to such costs and expects that such costs will not be material to the Company's results of operations, though there can be no assurance in this regard.

     In addition, the Year 2000 problem may adversely affect the manufacturers of the products that the Company resells to its customers. While the Company believes that the manufacturers of such products fully intend to achieve Year 2000 compliance, there can be no assurance they will or of the impact on the Company that any such failure may cause.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION

     The Company's certificate of incorporation contains provisions that may have the effect of delaying, deferring, or preventing a change in control of the Company. The certificate of incorporation authorizes the issuance of up to 50,000,000 shares of the Company's Common Stock and 100,000 shares of preferred stock of the Company. The Board of Directors has the power to determine the price and terms under which any additional capital stock may be issued and to fix the terms of the Company's Preferred Stock, and the Company's existing stockholders will not have preemptive rights with respect thereto. See "Description of Capital Stock."


                                   USE OF PROCEEDS


     There will be no cash proceeds to the Company from the issuance of the Settlement Shares.


                                 PLAN OF DISTRIBUTION

     The Settlement Shares offered hereby will be issued to the Attorney-In-Fact for the benefit of the Plaintiffs in connection with the settlement of the Litigation. The Litigation originated with the filing of an action in 1996 against the Company, certain of its directors and officers and KPMG Peat Marwick LLP, the Company's independent accountants, and is comprised of a consolidation of lawsuits brought in the Superior Court of the State of California for the County of Santa Clara by the Plaintiffs. The Plaintiffs, who are several former shareholders of Inmac Corporation ("Inmac"), allege violations by the Company and certain of its directors and officers of various provisions of the federal securities laws in connection with the Company's acquisition, by merger, of Inmac in 1996, including that there were various misstatements and omissions made concerning the Company's financial performance and position. While the defendants deny any wrongdoing or liability, they recognize the risks and uncertainties inherent in major litigation of this kind, and have agreed to the settlement in order to eliminate those risks and uncertainties and to avoid substantial expenses and the inconvenience and distraction of burdensome and protracted litigation.

     Pursuant to the settlement of the Litigation, the Company will fund a portion of the settlement with Common Stock having a value of $6.0 million with the remainder of the settlement to be funded in cash. The number of shares of Common Stock of the Company required to fund a portion of the settlement shall be determined by dividing $6.0 million by the per share price of the Common Stock as reported by Nasdaq for the final transaction on the trading date that the Registration Statement of which this Prospectus forms a part becomes effective, less $0.375 per share. For example, using the closing bid price of the Company's Common Stock on July 15, 1998 of $20 5/16 as reported by Nasdaq, this formulation would result in 300,940 Settlement Shares being issued to the Plaintiffs.

     The holders of the Settlement Shares may sell such shares pursuant to any of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account; (c) exchange distributions and/or secondary distributions in accordance with the rules of Nasdaq; (d) ordinary brokerage transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.


                             DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The Company's certificate of incorporation provides that the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock of which 34,760,519 were issued and outstanding as of June 30, 1998 and 100,000 shares of preferred stock, $0.01 par value per share ("Preferred Stock"), none of which were issued and outstanding as of June 30, 1998.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held of record on each matter submitted to a vote of stockholders and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to any preferences which may be granted to the holders of Preferred Stock, each holder of Common Stock is entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, as well as any distributions to the stockholders upon liquidation, dissolution or winding up of the Company. Each holder of Common Stock is entitled to share ratably in all assets of the Company remaining after payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no conversion, redemption, subscription or preemptive rights or other rights to subscribe for additional shares. The outstanding shares of Common Stock are, and the shares to be received in this offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely effected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors, without stockholder approval, may issue shares of Preferred Stock in one or more series and may fix or alter the rights, preferences, privileges and restrictions, including the voting rights, redemption provisions (including sinking funds provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights. The issuance of Preferred Stock could decrease the amount of earnings the Company has available for distribution to holders of Common Stock or adversely effect the rights and powers, including voting rights, of the holders of Common Stock. Further, the issuance of Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.

STOCKHOLDER RIGHTS PLAN

     In June 1996, the Company adopted a Stockholder Rights Plan pursuant to which the Company distributed a dividend of one right (a "Right") for each outstanding share of Common Stock. Each Right entitles stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Share") at a price of $110.00 per one one-thousandth of a Preferred Share upon the occurrence of certain events. The Rights become exercisable if a person acquires 20% or more of the outstanding Common Stock of the Company or announces a tender offer that would result in such person owning 20% or more of the Company's Common Stock (collectively an "Acquiring Person"). The Rights expire on June 27, 2006 unless otherwise extended or the Rights are redeemed or exchanged. The Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right, at any time prior to such time as a person becomes an Acquiring Person.

CERTAIN CORPORATE GOVERNANCE MATTERS

     The Company's certificate of incorporation and by-laws provide, in general, that (a) subject to certain restrictions, vacancies on the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, unless sooner displaced, (b) the Board of Directors has the authority to fix the compensation of directors, and
(c) the Board of Directors has the authority to adopt, amend or repeal the by-laws. Furthermore, the Company is subject to Section 203 of the Delaware General Corporation Law.

     The foregoing provisions of the Company's certificate of incorporation and its by-laws may discourage or make more difficult the acquisition of control of the Company by means of a tender offer, open market purchase, proxy contest, or otherwise. These provisions are intended to discourage or may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company first to negotiate with the Company. The Company's management believes that the foregoing measures, many of which are substantially similar to the takeover-related measures in effect for many other publicly held companies, provide benefits by enhancing the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company that outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT AND REGISTRAR

     Boston EquiServe L.P. is the transfer agent and registrar for the Common Stock.

                                    LEGAL MATTERS

     The validity of the Common Stock offered hereby has been passed upon for the Company by Bruce L. Lev, Esq., Executive Vice President, Secretary and General Counsel of the Company.


                                       EXPERTS

     The consolidated financial statements and schedules of Micro Warehouse, Inc. as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
To the extent that KPMG Peat Marwick LLP audits and reports on financial statements of Micro Warehouse, Inc. issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the Registration Statement of which this Prospectus is a part in reliance upon their report and said authority.

NO PERSON HAS BEEN AUTHORIZED                        350,000 SHARES
IN CONNECTION WITH THE OFFERING
HEREBY TO GIVE ANY INFORMATION
OR TO MAKE ANY REPRESENTATION                     MICRO WAREHOUSE, INC.
NOT CONTAINED IN THIS PROSPECTUS
AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST                    COMMON STOCK
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY.  THIS
PROSPECTUS DOES NOT CONSTITUTE AN
OFFER TO SELL OR A SOLICITATION
OF AN OFFER TO BUY ANY SECURITIES                 ---------------------
TO ANY PERSON OR BY ANYONE IN ANY
JURISDICTION WHERE SUCH OFFER OR                       PROSPECTUS
SOLICITATION WOULD BE UNLAWFUL.
NEITHER THE DELIVERY OF THIS                      ---------------------
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF
ANY DATE SUBSEQUENT TO THE DATE
HEREOF.


     ----------------------

       TABLE OF CONTENTS

                                     PAGE

AVAILABLE INFORMATION                   2
ANNUAL AND QUARTERLY REPORTS            2
INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE                            2
THE COMPANY                             4
RISK FACTORS                            5
USE OF PROCEEDS                         8                 July 30, 1998
PLAN OF DISTRIBUTION                    8
DESCRIPTION OF CAPITAL STOCK            8
LEGAL MATTERS                          10
EXPERTS                                10